Exhibit 11.1

Consent of Independent Registered Public Accounting Firm

Spirits Capital Corporation

100 Bayview Circle, Suite 4100 Newport Beach, CA 92660

We hereby consent to the use in the Form 1-A Regulation A Offering Statement constituting a part of this Registration Statement of our report dated March 25, 2023, relating to the financial statements of Spirits Capital Corporation, which is contained in that Regulation A Offering Statement. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Regulation A Offering Statement.

/s/ Urish Popeck & Co., LLC
Pittsburgh, PA

November 16, 2023